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EXHIBIT 23.1


         Don Harrison, CPA
         3545 Camino Del Rio South, Suite D
         San Diego, CA 92108

                                   September 11, 2001

         TO WHOM IT MAY CONCERN:

         I do hereby consent to the incorporation by reference in this Registration Statement of my Amended Auditor's Report and Financial Statements for Senior Care Industries, Inc., as of December 31, 2000 and December 31, 1999 and the related Statements of Operations, Stockholders' Equity and Cash Flows for the years then ended together with my Auditor's Report and Financial Statments for Tri-National Development Corporation as of April 30, 2001 and April 30, 2000 and the related Statements of Operations, Stockholders' Equity and Cash Flows.

         PROFESSIONALLY,

         /S/ Don Harrison
         ----------------------
         Don Harrison, CPA